Exhibit 10.27

SEVERANCE AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Severance Agreement and General Release of Claims (the “Agreement”) is made and entered into as of the latest date of execution set forth with the signatures below (the “Effective Date”) by and between Daniel R. Trettin (“Mr. Trettin”) and Wausau Paper Corp. (the “Company”).

RECITALS

A.

Mr. Trettin has served as an officer and employee of the Company.

B.

Mr. Trettin’s resignation as an officer and employee of the Company and each of its subsidiaries was effective on September 30, 2009 (the “Last Day of Employment”).

C.

The Company is desirous of offering Mr. Trettin certain severance pay and benefits over and above what he is entitled to under the Company’s employment policies and/or applicable laws in exchange for a complete and full release of claims.

AGREEMENT

1.

No Liability.  The Company and Mr. Trettin agree that neither the negotiation or signing of this Agreement shall constitute an admission by either party that he or it (as applicable) has acted wrongfully with respect to the other party or any other person or that such party has any rights whatsoever against the other party.  The Company specifically disclaims any liability to, or wrongful acts against, Mr. Trettin or any other person, on the part of itself, its directors, officers, employees, and agents, and Mr. Trettin disclaims any liability to, or wrongful or unlawful conduct against, the Company.

2.

Employment.  Mr. Trettin understands and agrees that for purposes of the Company’s stock and equity-based incentive plans he was considered to be an employee of the Company through September 30, 2009 and that his rights and benefits as an employee of the Company for all other purposes terminated on September 30, 2009 and shall be limited to those rights and benefits specifically provided under the terms of this Agreement.  Mr. Trettin confirms his resignation as an officer, director, or manager of the Company and each of its subsidiaries and affiliates as of September 30, 2009, and hereby resigns from any and all other positions he holds with the Company or any of its subsidiaries or affiliates as of September 30, 2009.  The Company hereby agrees that it will not contest any unemployment benefits that may be received by Mr. Trettin.

3.

Severance Benefit.  As a severance benefit and as consideration to Mr. Trettin for entering into this Agreement, the Company shall provide the following to Mr. Trettin:

a.

Severance Pay.  Mr. Trettin shall be entitled to receive severance pay in the amount of $226,500.  Such amount shall be paid in equal semimonthly installments in a manner consistent with the Company’s normal payroll practices, beginning on the first payday which occurs after the expiration of seven days from the execution of this Agreement and continuing through the last payday which occurs on or immediately subsequent to June 30, 2010.  Mr. Trettin’s first paycheck received under the terms of this paragraph 3a shall include all amounts that would be owed by the Company to Mr. Trettin if this Agreement had been effective as of the Last Day of Employment.

b.

Unused Vacation Pay.  On October 15, 2009, Mr. Trettin shall be paid an amount equivalent to 10 days of unused vacation and 15 days of accrued vacation.  Mr. Trettin agrees that payment of such amount shall terminate the Company’s liability to him under the Company’s vacation pay policies.

c.

Health Insurance.  Mr. Trettin and his eligible dependents shall be entitled to coverage under the Company’s health and dental insurance plans on the same basis as such plans are from time to time maintained for executive officers who are employees of the Company for the period which ends on the first to occur of (i) June 30, 2010, or (ii) the date on which Mr. Trettin is eligible for coverage as an employee of an employer other than the Company.  Any extension of health and dental plan coverage under this paragraph 3c shall run concurrently with coverage under the federal Consolidated Omnibus Budget Reconciliation Act (i.e., COBRA).

d.

Options.  Mr. Trettin shall be entitled to exercise each vested stock option outstanding on September 30, 2009, in accordance with its terms and until the first to occur of (i) the date of expiration provided in the terms of grant of the option, or (ii) December 29, 2009.

e.

2009 Bonus.  Mr. Trettin’s 2009 bonus under the Company’s 2009 Cash Incentive Compensation Plan (the “Cash Incentive Plan”) will be determined pursuant to the terms of the Cash Incentive Plan; however, Mr. Trettin will be deemed to have been employed through December 31, 2009, for purposes of calculating any payment under the Cash Incentive Plan.  Payment under such Plan, if any, shall be made in accordance with the terms of such Plan, and shall be made to Mr. Trettin contemporaneously with payments made to any employees of the Company; provided, however, that any such payment shall be made prior to March 15, 2010 in order to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

f.

Additional Lump Sum Payment.  Mr. Trettin shall be entitled to a separate payment of $100,000, which shall be paid in one lump sum (subject to appropriate withholdings as described below) to Mr. Trettin at the time of the Company’s first normal payroll following payment of the last of the installments paid to Mr. Trettin in accordance with paragraph 3a above (i.e., in July 2010).

g.

Performance Units and Dividend Equivalents.  As of September 30, 2009, Mr. Trettin shall be considered to have satisfied the vesting period requirements under the Performance Unit Grant Agreement dated January 7, 2008 (the “2008 Grant Agreement”).  The Performance Units and related Dividend Equivalents under the 2008 Grant Agreement will be converted and common stock issued in accordance with the terms of the 2008 Grant Agreement.

A summary of Mr. Trettin’s outstanding Company stock options and other outstanding equity-based compensation is attached as Exhibit A.

All payments made under the terms of this Agreement shall be reduced by applicable state, federal, and local income and employment taxes that the Company is required to withhold.  The Company has structured the compensation and benefits provided in this Agreement (and in the Cash Incentive Plan) to ensure that such compensation and benefits are either exempt from or comply with Section 409A of the Code, as well as the rules and regulations promulgated thereunder.  Mr. Trettin agrees and understands that the severance payments provided in this paragraph 3 are in lieu of and discharge any obligations of the Company to Mr. Trettin for compensation, unused accrued and/or earned vacation, bonuses, or any other expectation of compensation or benefit on the part of Mr. Trettin as a result of his employment with the Company or the termination of that employment.

4.

Employee Benefits.  Mr. Trettin agrees that the amounts paid to him pursuant to this Agreement shall not constitute covered compensation for purposes of the Company’s tax-qualified retirement plans and, except as otherwise provided in paragraph 3, that from and after September 30, 2009 he will not be eligible for, nor shall he be a participant in, any life or disability insurance plan, flexible benefit plan, or any other employee benefit plan now or hereafter maintained by the Company.

5.

Noncompete Agreement.  In consideration of the rights and benefits provided him under the terms of this Agreement, Mr. Trettin agrees that, from and after the Effective Date and until June 30, 2010, he will not directly or indirectly own, manage, operate, control, serve as a director of or be employed by, or otherwise be associated with or represent, any company designated below as a Restricted Company (or any parent, subsidiary, or affiliate of any of such Restricted Company) in a position in which he renders services comparable to the services he provided to the Company or Printing & Writing (as defined below) during the twelve-month period immediately preceding September 30, 2009 and (a) in which he assists the Restricted Company to compete with the business of the Company, Wausau Paper Printing & Writing, LLC or its successor(s) (“Printing & Writing”); Wausau Paper Towel & Tissue, LLC or its successors (“Towel & Tissue); or Wausau Paper Specialty Products, LLC or its successors (“Specialty Products”) as in effect on September 30, 2009 or any operations of the Company, Printing & Writing, Towel & Tissue, or Specialty Products (collectively “Wausau Paper”) that were planned as of September 30, 2009 and were to be implemented within one year of such date; or (b) which results in the solicitation on behalf of a Restricted Company of any customer of Wausau Paper as of September 30, 2009 or any customer of Wausau Paper solicited by Mr. Trettin during the six-month period immediately preceding his termination of employment.  Nothing in the preceding sentence precludes Mr. Trettin from working for Georgia-Pacific Corporation so long as the services Mr. Trettin provides to Georgia-Pacific Corporation do not extend beyond the operations functions of the business.  Each of the following shall be a “Restricted Company:”

Finch Paper	Boise Cascade, LLC	Georgia-Pacific Corporation
Neenah Paper, Inc.	International Paper Company	Blue Ridge Paper Products Inc.
Mohawk Fine Papers, Inc.	Domtar, Inc.	Thilmany, LLC

Notwithstanding the foregoing, ownership of the stock of any of the Restricted Companies shall not be in violation of this Agreement if such stock had been acquired prior to the date hereof or the stock of such Restricted Company is then listed for trading on a national or regional securities exchange or traded on a bona fide over-the-counter market.  Mr. Trettin acknowledges and agrees that the entities listed in this paragraph 5 are competitors of Wausau Paper and that the restrictions set forth in this Agreement are reasonably necessary to protect the reasonable interests of Wausau Paper.  The Company agrees that if Mr. Trettin is employed by a competitor not listed in this paragraph 5 and such employer is subsequently acquired, by purchase, merger, or otherwise, by a competitor listed in this paragraph 5, Mr. Trettin shall not be in violation of this Agreement if he remains employed in the same capacity, but Mr. Trettin shall otherwise be required to comply with all obligations of this Agreement.

6.

Non-Solicitation Agreement.  In further consideration of the rights and benefits provided him under the terms of this Agreement, Mr. Trettin agrees that from and after the Effective Date and until June 30, 2010, that he will not directly or indirectly, alone or in conjunction with, through or for any other person, firm, association or corporation, seek to employ, or induce or attempt to induce any employee of the Company or Printing & Writing to leave the employ of the Company or Printing & Writing.  For purposes of this paragraph 6, the term “employee” shall mean those salaried employees of the Company or Printing & Writing who are employed in any type of management or sales capacity, as determined by the Company in its reasonable discretion.

7.

No Claims by Mr. Trettin.  Mr. Trettin represents and warrants that he has not filed any complaints, charges or lawsuits against the Company or Printing & Writing or any of their respective directors, officers, employees, subsidiaries, or agents with any governmental agency or any court, that no other person has filed any claim on his behalf; provided, however, that nothing in this sentence shall (a) limit Mr. Trettin from filing a claim for the sole purpose of enforcing Mr. Trettin’s rights under this Agreement or enforcing Mr. Trettin’s post-employment rights as of September 30, 2009 under any tax qualified employee pension plan then maintained by the Company; or (b) Mr. Trettin’s right to indemnification while an officer of the Company under applicable Wisconsin law, the bylaws of the Company, or under any director and officer errors and omissions insurance policy maintained by the Company.

8.

Confidential and Proprietary Information.  Mr. Trettin acknowledges that during the course of his employment he has acquired knowledge of, and has had access to, (a) confidential information belonging to the Company, (b) proprietary information belonging to the Company, (c) trade secrets of the Company, (d) other information that has been disclosed to the Company on a confidential basis, (e) material nonpublic information concerning the Company’s business and financial condition, and (f) the types of information and trade secrets relating to Printing & Writing described in clauses (a) through (e)  (collectively, all such Company and Printing & Writing information and trade secrets hereinafter referred to as the “Company Information;” provided, however, that the term “Company Information” shall not include any information generally known in the industry or known by Mr. Trettin prior to the commencement of his employment with the Company).  Mr. Trettin agrees that for a period of two years following the date of this Agreement, he will not, directly or indirectly, make use of or disclose any Company Information to any individual who is not then either employed by or retained by the Company without the consent of the Company, except to the extent required by law or legal process; provided, however, that if Mr. Trettin becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to make any disclosure of Company Information (a “Compelled Disclosure”), Mr. Trettin will provide the Company with prompt notice of such legal proceedings so that the Company may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Agreement.  In the absence of a protective order or Mr. Trettin receiving such a waiver from the Company, Mr. Trettin is permitted to disclose, in the event of a Compelled Disclosure, that portion (and only that portion) of the Company Information that Mr. Trettin is legally compelled to disclose; provided, however, that Mr. Trettin must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Company Information is so disclosed.

9.

Return of Company Property.  Mr. Trettin warrants and represents that he has returned to the Company all Company Information and all other Company and Printing & Writing property, including without limitation, reports, files, memoranda, records, software, credit cards, door and file keys, computer access codes, disks, and instructional manuals, and other physical or personal property which Mr. Trettin received, prepared or helped prepare in connection with his employment with the Company and Printing & Writing and that he has not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof.

10.

Release of Claims.  As a material inducement to the Company to enter into this Agreement, Mr. Trettin on behalf of himself, his heirs, his estate and his successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s and Printing & Writing’s stockholders, members, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys thereof), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), and each of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or in any way connected with his employment by the Company and Printing & Writing, including, but not limited to, any rights or claims arising under the Age Discrimination in Employment Act and Title VII of the 1964 Civil Rights Act as amended, breach of contract, impairment of economic opportunity, infliction of emotional harm or distress, or other tort, wrongful discharge or claims under any other state or federal law, which Mr. Trettin now has, owns or holds, or claims to have, own or hold, or which Mr. Trettin at any time heretofore had, owned or held, or claimed to have, own or hold against each or any of the Releasees.

Mr. Trettin is not releasing or waiving (a) any rights or claims that may arise after this Agreement is executed, (b) any claim for the sole purpose of enforcing Mr. Trettin’s rights under this Agreement, (c) any claim to enforce Mr. Trettin’s post-employment rights as of September 30, 2009 under any tax qualified employee pension plan then maintained by the Company, or (d) Mr. Trettin’s right to indemnification while an officer of the Company under applicable Wisconsin law, the bylaws of the Company, or under any director and officer errors and omissions insurance policy maintained by the Company.

11.

Release by the Company.  The Company represents and warrants that it has no knowledge, at the time of the signing of this Agreement, that Mr. Trettin has participated or engaged in any type of misconduct, malfeasance, violation of the Company’s policies or illegal acts.  Mr. Trettin represents and warrants to the Company that he has not participated or engaged in any type of misconduct, malfeasance, violation of the Company’s policies or illegal acts.  In reliance on these warranties and representations by Mr. Trettin, the Company agrees to, by the signing of this Agreement and its acceptance of Mr. Trettin’s representations, covenants, releases, and waivers provided by Mr. Trettin hereunder, irrevocably and unconditionally release Mr. Trettin from all damages, actions, lawsuits or claims the Company may have, whether based on contract, tort, statute, or common law, arising from his employment with the Company and/or the conclusion of that employment, or from his service as a director and officer of the Company and each subsidiary thereof, including, but not limited to, a release of any rights or claims the Company may have under applicable law, or any other charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, suits, rights, demands, losses, debts and/or expenses (including attorneys’ fees and costs actually incurred) of any nature, known or unknown, suspected or unsuspected which the Company may have under any federal, state or local law, and of any other known or unknown claims in contract, tort or common law, including, but not limited to, actions for libel, slander, defamation or small claims accruing through the date of its signing of this Agreement; provided, however, that this waiver does not apply to claims or rights that accrue after the date the Company signs this Agreement or claims to enforce the terms of this Agreement brought by the Company.

12.

Nondisparagement.  The Company agrees that it will not, and that it will instruct its officers and directors not to, intentionally disparage Mr. Trettin, and Mr. Trettin agrees that he will not intentionally disparage the Company, Printing & Writing, or any of their respective directors, officers, employees, or agents with anyone who is presently doing business with or employed by the Company, or with anyone that could reasonably be expected to do business with or be employed by the Company.

13.

Offset of Benefits if Agreement Violated.  The benefits of this Agreement to Mr. Trettin, including the severance benefits set forth in paragraph 3, are subject to termination, offset and recoupment in the event that Mr. Trettin takes any action or engages in any conduct that is in material violation of this Agreement.  The Company shall give Mr. Trettin written notice at least 10 days prior to taking any action to terminate, offset, or recoup any payment made under the terms of this Agreement.  With respect to any material violations by Mr. Trettin of this Agreement, in addition to the Company’s termination and offset rights and recoupment of the benefits provided for herein, the Company shall be entitled to the recovery of actual damages suffered by the Company or its directors, officers, agents, or employees.

14.

Submission to Jurisdiction.  Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Wisconsin in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.  Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in subparagraph 18(e).  Nothing in this paragraph 14, however, shall affect the right of any party to serve legal process in any other manner permitted by law or in equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.  For purposes of this paragraph 14, the term “final judgment” means a judgment from which no further appeal can be made by the party against whom the judgment is sought to be enforced.

15.

Costs of Enforcement.  Each party will indemnify and hold harmless the other party from and against all losses, costs, fees (including, but not limited to, reasonable attorney fees), and damages incurred by each party as a result of any breach of this Agreement by the other party; provided, however, that the foregoing indemnification obligation shall arise only the event of a final determination by a court of competent jurisdiction that a party has breached this Agreement.

16.

Mr. Trettin’s Right to Review and Rescind This Agreement.  Consistent with federal law, Mr. Trettin has twenty-one (21) calendar days from the receipt of this Agreement to review and consider this Agreement before signing it.  Mr. Trettin understands that he may use as much of this twenty-one (21) calendar day period as he wishes prior to signing.  Federal law further provides that Mr. Trettin may revoke this Agreement within seven (7) calendar days of Mr. Trettin signing it.  Revocation must be made by delivering a written notice of revocation to the Company in care of Scott P. Doescher, Executive Vice President—Finance, Secretary and Treasurer, at the Company’s principal business office in Mosinee, Wisconsin.  For this revocation to be effective, the written notice must be received by the Company not later than 5:00 p.m. on the seventh (7th) calendar day after Mr. Trettin signs this Agreement.  If Mr. Trettin revokes this Agreement, it shall not be effective or enforceable and Mr. Trettin will not receive payments specified herein.  Consistent with federal law, the Company hereby also advises Mr. Trettin to consult with an attorney before signing this Agreement.

17.

No Reliance by Mr. Trettin on the Company.  Mr. Trettin represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representations or statements not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.  Mr. Trettin represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that he desired, he has availed himself of this right, that he has carefully read and fully understands all of the provisions of this Agreement, that he understands that this Agreement constitutes a full and final settlement of all matters between the Company and him, and that he is voluntarily entering into this Agreement.

18.

Miscellaneous.

a.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

b.

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

c.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

d.

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

e.

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Mr. Scott P. Doescher

Executive Vice President, Finance, Secretary and Treasurer

Wausau Paper Corp.

100 Paper Place

Mosinee, Wisconsin  54455

If to Mr. Trettin:

Mr. Daniel R. Trettin

115 Wembly Court

Atlanta, GA  30328

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

f.

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

g.

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

h.

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

PLEASE READ CAREFULLY.  THIS SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS INCLUDES RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WAUSAU PAPER CORP.

By:  THOMAS J. HOWATT

Thomas J. Howatt

President and CEO

Date of execution:  10/05/2009

DANIEL R. TRETTIN

Daniel R. Trettin

Date of execution:

10/02/2009